Exhibit 99(a)

Trumbull, CT, February 2, 2004—Oxford Health Plans, Inc. (NYSE: OHP) announced that its Board of Directors has approved the payment of a cash dividend of 10 cents per share payable on April 27, 2004, to shareholders of record as of April 12, 2004.

Oxford Health Plans paid its first quarterly cash dividend of 10 cents per share on January 27, 2004.

About Oxford

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s commercial insured products and services include traditional health maintenance organizations, preferred and exclusive provider organizations, point-of-service plans and consumer directed health plans. The Company also offers a variety of Medicare plans and third party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Investor Contacts:	Media Contact:
Gary Frazier	Maria Gordon-Shydlo
(203) 459-7331	(203) 459-7674
Jon Green
(203) 459-6674